Exhibit 23.4

May 10, 2012

Green Field Energy Services, Inc.

4023 Ambassador Caffery Parkway, Suite 200

Lafayette, Louisiana 70503

Ladies and Gentlemen:

We hereby consent to the references to our firm in this Registration Statement on Form S-4 (including any amendments thereto) filed by Green Field Energy Services, Inc., to our report dated November 4, 2011 and to the inclusion of that report as an exhibit to that registration statement.

We further consent to the reference to our firm as experts in this Form S-4, including the prospectus included in this Form S-4.

Very truly yours,

/s/ Stephen E. Greaber

Stephen E. Greaber, P.E.

Principal

Terracon Consultants, Inc.